EXHIBIT 99.1

INTERNATIONAL GOLD CORP

NEWS RELEASE
July 18, 2012

International Gold Corp. Executes Letter of Intent
With SignalChem Lifesciences Corporation

Vancouver, British Columbia, July 18, 2012 (ITGC:OTCQB) – International Gold Corp. (“IGC”) announced today that it has signed a Letter of Intent (“LOI”) with SignalChem Lifesciences Corporation (“SLC”) whereby SLC will merge with and into a subsidiary of IGC in exchange for IGC issuing 40,000,000 of its restricted common shares to the shareholders of SLC. The completion of the proposed LOI is subject to a number of conditions including, negotiation and execution of a definitive agreement, receipt of all required regulatory approvals, and completion of due diligence investigations by both companies. Both companies will use their best efforts to come to a definitive agreement for this transaction by September 18, 2012.

About SignalChem Lifesciences Corporation

SLC, a private company incorporated in British Columbia, discovers and develops innovative novel small molecule targeted therapies for the treatment of cancer, inflammation, autoimmune, pulmonary and central nervous system diseases with unmet medical need. SLC currently has created a robust pipeline of novel drug candidates for the treatment of cancer, Alzheimer’s disease, and pulmonary arterial hypertension by applying its proprietary drug discovery technology platform. SLC plans to begin human clinical trials with its novel drug candidates in these three diseases in 2013. In addition, SLC has developed a robust kinase technology platform that SLC believes it has optimized to generate additional new drug candidates against clinically relevant and biologically validated next generation kinase targets. These new kinase drug candidates should significantly bolster the current drug candidate pipeline.

Robert M Baker, President
International Gold Corp.
Phone – 778-996-4483
Email: bobbaker@internationalgoldcorp.net

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